EXHIBIT 3.68

CERTIFICATE OF INCORPORATION
OF
WENDY’S/ARBY’S INTERNATIONAL, INC.

          1.Name. The name of this corporation is Wendy’s/Arby’s International, Inc. (hereinafter called the “Corporation”).

          2. Address; Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808; and its registered agent at such address is Corporation Service Company.

          3. Purpose. The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          4. Number of Shares. The total number of shares of capital stock which the Corporation is authorized to issue is one thousand (1,000) shares of Common Stock of the par value of One Dollar ($1.00) each.

          5. Name and Address of Incorporator: The name and address of the incorporator are Robert Q. Jones, Jr., 1155 Perimeter Center West, Suite 1200, Atlanta, Georgia 30338.

          6. Liability of Directors. No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after adoption of this paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          7. Adoption, Amendment and/or Repeal of By-Laws. The Board of Directors may from time to time (after adoption of the original by-laws of the Corporation) make, alter or repeal the by-laws of the Corporation; provided, however, that any by-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be made, by the stockholders of the Corporation.

          IN WITNESS WHEREOF, this Certificate of Incorporation has been signed on the 10th day of June, 2009.

/s/ Robert Q. Jones, Jr.

Robert Q. Jones, Jr.,
Incorporator:

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